Exhibit 23.1

[MOSS-ADAMS LLP LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 20, 2004, relating to the consolidated financial statements of United Financial Corp., which appear in United Financial Corp.’s Annual Report on Form 10-K as of and for the year ended December 31, 2005.

Spokane, Washington
March 29, 2006